Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Elbit Systems Ltd. on Forms S-8 (File Nos. 333-9354 and 333-139512) of our report dated January 15, 2008, with respect to the balance sheet of Microwave Networks Solutions, Inc. as of December 31, 2007 and the related statements of operations and retained earnings and cash flows for each of the two years in the two year period ended December 31, 2007, which report is included in this Annual Report of Elbit Systems Ltd. on Form 20-F for the year ended December 31, 2008.

By:	/s/ Hoberman, Miller, Goldstein & Lesser, CPA’s, P.C.
Hoberman, Miller, Goldstein & Lesser, CPA’s, P.C.

New York, New York

March 12, 2009